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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K
                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported):  November 22, 1996



                        JONES INTERCABLE INVESTORS, L.P.
                        --------------------------------
             (Exact name of registrant as specified in its charter)



        Colorado                      0-9287                 36-3468573
-----------------------       ---------------------     -------------------
(State of Organization)       (Commission File No.)        (IRS Employer
                                                        Identification No.)


P.O. Box 3309, Englewood, Colorado 80155-3309              (303) 792-3111
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(Address of principal executive office and Zip Code         (Registrant's
                                                            telephone no.
                                                        including area code)
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Item 5.     Other Events
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          On February 22, 1994, Jones Intercable, Inc. ("Intercable") and The
Jones Group, Ltd. (the "Jones Group"), a subsidiary of Intercable engaged in the cable television brokerage business, were named as defendants in a lawsuit brought by three individuals who are Class A Unitholders in Jones Intercable Investors L.P. (the "Partnership"), a limited partnership in which Intercable is the general partner (the "General Partner"). The litigation, entitled Luva
                                                                       ----
Vaughan et al v. Jones Intercable, Inc., et al, Case No. CV 94-3652, was filed
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in the Circuit Court for Jackson County, Missouri.  The litigation related to the purchase by Intercable of the Alexandria, Virginia cable television system from the Partnership and the payment of a brokerage commission in connection with such transaction to Jones Group. The progress of the litigation has been previously reported by the Partnership in its filings with the Securities and Exchange Commission.

          A trial to the court was held in April and May 1996. On September 20, 1996, the Court entered judgment in favor of the General Partner and taxed costs to the plaintiffs. In the Judgment, the Court (a) denied plaintiffs' motion for reconsideration of the Court's prior decision granting summary judgment in favor of the General Partner on the claim in the litigation relating to the payment by the Partnership of a brokerage commission; (b) held that plaintiffs did not establish that demand was made on the General Partner for the relief sought or that such a demand would have been futile; and (c) advised that the proper procedure for the selection of appraisers under the Limited Partnership Agreement of the Partnership is that the General Partner selects one appraiser on its behalf and one appraiser on behalf of the Partnership and these two appraisers then select the third appraiser.

          Following the entry of judgment in favor of the General Partner and against the plaintiffs and the Partnership, the parties have agreed to a settlement of the litigation. The settlement is subject to the approval of the Court, and notice of the terms of the settlement and the process for filing objections thereto will be given to the limited partners of the Partnership in a mailing expected to be made in December 1996. The material terms of the settlement are as follows:

          (a) The General Partner will pay $995,000, as follows: $636,250 will be paid to the Partnership, in which the General Partner holds a 19.136% interest; $110,000 will be paid to the plaintiffs individually as reimbursement for their costs, expenses and time spent in pursuing the litigation; and $248,750 will be paid to the law firm of Johnson, Blakely, Pope, Bokor, Ruppel & Burns, counsel

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for the plaintiffs in the litigation. Approximately $582,400 of the total amount will be paid by the General Partner's insurance carrier.

          (b) The Partnership, Messrs. Vaughan and Smith and Ms. Smith (the "Claimants") acknowledge that the General Partner has an option under the terms of the Partnership Agreement to purchase the Independence System at a price which is the average of three appraisals. The Claimants further acknowledge that if the General Partner decides to exercise this option the three appraisers would be selected as follows: the General Partner selects one appraiser on its own behalf, the General Partner selects a second appraiser on behalf of the Partnership and those two appraisers select the third appraiser, and the firms of Bond & Pecaro. Inc. and Kane Reece Associates, Inc., both of which served as experts in the litigation, would not be selected as an appraiser of the Independence System (the "Appraiser Selection Procedure"). The Claimants agree that they have no objection to, and waive any claim against the General Partner and Jones Group relating to, the Appraiser Selection Procedure.

          (c) The Claimants acknowledge that they have no objection to the payment by the Partnership of a brokerage fee in the amount of 2 1/2% of the gross sales price of the Independence System if the General Partner exercises its option to purchase such System.

          (d) All parties provide general releases to the other parties with respect to any facts surrounding the sale of the Alexandria, Virginia cable television system by the Partnership to the General Partner that could have been raised in either the Missouri or Colorado litigation, the Appraiser Selection Procedure and the payment of a brokerage fee to Jones Group in the event that the General Partner exercises its option to purchase the Independence System.

          (e) The Missouri litigation and a related case, pending in the District Court for the City and County of Denver, Colorado, will be dismissed with prejudice.

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                                   SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      JONES INTERCABLE
                                      INVESTORS, L.P.
                                      By:  Jones Intercable, Inc.,
                                           its General Partner.



November 22, 1996                     By:  /s/ Elizabeth M. Steele
                                           -----------------------
                                           Vice President, Secretary
                                           and General Counsel

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